                                                                       Exhibit 1

                SECOND RESTATED REVOLVING CREDIT LOAN AGREEMENT
                            PRIME AND LIBOR PRICING


     This Revolving Credit Loan Agreement is effective as of the 1st of July, 1996, between AAON, INC., an Oklahoma corporation ("AAON") and CP/AAON, INC., a Texas corporation (collectively "Borrowers"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association ("Bank").

                                   RECITALS

     A. Borrowers and Bank entered into a Restated Revolving Credit and Term Loan Agreement, dated June 8, 1992, which was amended by a First Amendment dated February 12, 1993, a Second Amendment dated May 31, 1993, a Third Amendment dated March 31, 1994, a Fourth Amendment dated May 1, 1995, a Fifth Amendment dated April 10, 1995, a Sixth Amendment dated April 10, 1995, and letter agreements between Bank and Borrowers (collectively as amended the "Agreement"); and

     B. Borrowers have requested (i) an increase and extension of the $8,150,000.00 Revolving Credit to $12,150,000, (ii) a consolidation of the term debt, and (iii) a release of specific collateral, all as detailed below. Subject to the terms and conditions set forth below, Bank has agreed to the Borrowers' request.

                                   AGREEMENT

     For valuable consideration received, it is agreed as follows:

     1.  DEFINED TERMS.  As used in this Agreement, the following terms have the
         -------------
following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa).

         1.1.  Accounting Terms.  All accounting terms not specifically defined
               ----------------
herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 6.9, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         1.2.  "Affiliate" means any Person: (i) which directly or indirectly
                ---------
controls, or is controlled by, or is under common control with, Borrowers; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrowers; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrowers. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         1.3.  "Agreement" means this Second Restated Revolving Credit Loan
                ---------
Agreement, as amended, supplemented, or modified from time to time.

         1.4.  "Prime Rate" means a fluctuating interest rate per annum as in
                -----------
effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly as Prime Rate in the Wall Street Journal "Money Rates" section (whether or not charged in each instance). Should the Wall Street Journal abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate shall be that interest rate or other general reference rate then in effect, from time to time, in the reasonable judgment of Bank, most effectively approximates the initial definition of the "Prime Rate."

         1.5.  "Borrowing Resolutions" means certified Resolutions from the
                ---------------------
Secretary of Borrowers, in form and content as set forth on Schedule "1.5-A" and
                                                            ----------------
Schedule "1.5-B", respectively, attached hereto.
----------------

         1.6.  "Business Day" means any day other than a Saturday, Sunday, or
                ------------
other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

         1.7.  "Certificates of Good Standing" means a Certificate of Good
                -----------------------------
Standing issued by the Secretary of State of incorporation for each of the Borrowers and Guarantor and such other states in which Borrowers and Guarantor do business and are required to domesticate or otherwise register, indicating that Borrowers and Guarantor are in good standing with the laws of such state(s).

         1.8.  "Code" means the Internal Revenue Code of 1986, as amended from
                ----
time to time, and the regulations and published interpretations thereof.

         1.9.  "Collateral" means all property in which Bank is intended to have
                ----------
a security interest, as described in Section 3.

         1.10. "Commitment" means the Bank's obligation to make loans to the
                ----------
Borrowers pursuant to this Agreement.

         1.11. "Commonly Controlled Entity" means an entity, whether or not
                --------------------------
incorporated, which is under common control with the Borrowers within the meaning of Section 414(b) or 414(c) of the Code.

         1.12. "Debt" means, including but not limited to: (i) indebtedness or
                ----
liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any Liens, whether or not the obligations have been assumed.

         1.13. [INTENTIONALLY OMITTED]

         1.14. [INTENTIONALLY OMITTED]

         1.15. "Dollars" and the sign "$" mean lawful money of the United States
                -------
of America.

         1.16. [INTENTIONALLY OMITTED]

         1.17. "ERISA" means the Employee Retirement Income Security Act of
                -----
1974, as amended from time to time, and the regulations and published interpretations thereof.

         1.18. "GAAP" means generally accepted accounting principles in the
                ----
United States, applied on a consistent basis.

         1.19. "Guarantor" means AAON, Inc. ("AAON-Nevada"), a Nevada
                ---------
corporation.

         1.20. "Guaranty Agreement" means the Guaranty Agreement executed by the
                ------------------
Guarantor, in form and content as set forth on Schedule "1.20" hereto.
                                               ---------------

         1.21. "Guaranty Resolution" means the certified resolution from the
                -------------------
Guarantor, substantially in form and content as set forth on Schedule "1.21"
                                                             --------------
hereto.


         1.22. "Initial Default" means any of the events specified in Section 9,
                ---------------
whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

         1.23. "Interest Period" means with respect to any LIBOR Loan, the
                ---------------
thirty (30) or ninety (90) day period commencing on the date such loan is made and ending, as the Borrowers may select, pursuant to Section 2.4, on the numerically corresponding day in the first or third calendar months thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (a)  No Interest Period may extend beyond the Termination Date;
     and

               (b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          1.24. "Lending Office" means, for each type of Loan, the Lending
                 --------------
Office of the Bank (or of an affiliate of the Bank) designated for such type of Loan on the signature pages hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrowers as the office at which its Loans of such type are to be made and maintained.

          1.25. "Letter of Credit" means any letter of credit issued pursuant to
                 ----------------
Section 2, for which, when issued, a Letter of Credit Fee should be paid.

          1.26. "Letter of Credit Fee" means a fee of one and one-half percent (1 1/2%) per annum on the face amount of any Letter of Credit issued or renewed after the date hereof.

          1.27. "LIBOR Interest Rate" means, for each LIBOR Loan, the rate per
                 -------------------
annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be the London Interbank Offered Rate for such LIBOR Loan for such Interest Period.

          1.28. "LIBOR Loan" means any Loan when and to the extent that the
                 ----------
interest rate therefor is determined by reference to the LIBOR Interest Rate.

          1.29. "Lien" means any mortgage, pledge, hypothecation, assignment,
                 ----
deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.)

          1.30. "Loan" means advances under the $12,150,000 Revolving Line.
                 ----
          1.31. "Loan Documents" means this Agreement, the Note, the Security
                 --------------
Agreement, the UCC-1 Financing Statement and all other instruments, documents or agreements required under this Agreement.

          1.32. "London Interbank Offered Rate" applicable to any Interest
                 -----------------------------
Period for a LIBOR Loan means the thirty (30) or ninety (90) day, as applicable, rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) LIBOR rate, as published daily in the Money Rates section of the Wall Street Journal.

          1.33. "Matured Default" means any of the events specified in Section
                 ---------------
9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

          1.34. "Mortgaged Property" means the property set forth on Schedule
                                                                     --------
"1.34" hereto.
------

          1.35. "Multiemployer Plan" means a Plan described in Section
                 ------------------
4001(a)(3) of ERISA.

          1.36. "Note" means the $12,150,000 Revolving Credit Note.
                 ----

          1.37. "Obligations" means the Obligations defined in Section 3.
                 -----------

          1.38. "Opinion of Borrower's Counsel" means a legal opinion from each
                 -----------------------------
Borrowers' legal counsel including, without limitation, the opinions relating to each Borrowers and this loan transaction as set forth on Schedule "1.38"
                                                         ---------------
attached hereto.

          1.39. "PBGC" means the Pension Benefit Guaranty Corporation or any
                 ----
entity succeeding to any or all of its functions under ERISA.

          1.40. "Permitted Liens" means, as to Borrowers and all subsidiaries:
                 ---------------

                (1)  Liens in favor of the Bank;

                (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                (4) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

                (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                (6)  The liens described on Schedule "1.40(6);" and
                                            -------------------

                (7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrowers of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

          1.41. "Person" means an individual, partnership, corporation, business
                 ------
trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

          1.42. "Plan" means any pension plan which is covered by Title IV of
                 ----
ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          1.43. "Prime Loan" means any Loan when and to the extent that the
                 ----------
interest rate therefor is determined by reference to the Prime Rate.

          1.44. "Principal Office" means the Bank's main office located at Seven
                 ----------------
East Second Street, Tulsa, Oklahoma, 74172.

          1.45. "Prohibited Transaction" means any transaction set forth in
                 ----------------------
Section 406 of ERISA or Section 4975 of the Code.

          1.46. "Receivables" means and includes all accounts, accounts
                 -----------
receivable, reimbursements, notes receivable, contracts, contract rights, chattel paper, documents and instruments arising out of the sale of goods or services rendered and any and all agreements for the sale of goods or products or furnishing of services by either or both of the Borrowers, including agreements between Borrowers and K-Mart Corporation or Wal-Mart Stores, Inc., including, without limitation, all employment agreements, sales contracts and purchase orders.

          1.47. "Reportable Event" means any of the events set forth in Section
                 ----------------
4043 of ERISA.

          1.48. "Security Agreement" means the Security Agreement and other
                 ------------------
Collateral documents described in Section 3.

          1.49. "UCC" shall mean the Uniform Commercial Code of the State of
                 ---
Oklahoma.

          1.50. "UCC-1 Chattel Check" means a UCC Information and/or Copy
                 -------------------
Request as to Borrowers from the Chattel Records Division of the Oklahoma County Clerk, and from any other office deemed necessary or advisable by Bank, which chattel checks must evidence no conflicting security interests, except the Permitted Liens.

          1.51. "UCC-1 Financing Statement" means a financing statement in form
                 -------------------------
and content substantially as set forth on Schedule "1.50" attached hereto, which will be filed with the appropriate office and shall evidence perfection of a first and prior security interest in the collateral described in the Security Agreements in favor of Bank, except for the Permitted Liens.

          1.52. "Termination Date" means June 30, 1998.
                 ----------------

     2.   AMOUNT AND TERMS OF THE LOANS.
          -----------------------------

          2.1.  Revolving Credit.  The Bank agrees, on the terms and conditions
                ----------------
hereinafter set forth, to make loans (in the form of advances or the issuance of Letters of Credit with expiration dates not to exceed the Termination Date) (the "Revolving Credit Loan") to the Borrowers from time to time during the period from the date of this Agreement up to but not including the Termination Date in the aggregate principal amount not to exceed at any time outstanding (or committed under Letters of Credit) TWELVE MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($12,150,000.00) ("$12,150,000 Revolving Line") as such amount may be reduced pursuant to Section 2.2 (the "Commitment"). Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less than Ten Thousand Dollars ($10,000.00). Within the limits of the Commitment, the Borrowers may borrow, repay pursuant to Section 2.7, and reborrow under this Section 2.1. On such terms and conditions, the Loans may be outstanding as Prime Loans or LIBOR Loans. Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan. Each Letter of Credit shall be evidenced by the execution of Bank's customarily required documents and payment of its customary fees.

          2.2.  Reduction of Commitment.  The Borrowers shall have the right,
                -----------------------
upon at least three (3) Business Days' written notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment, provided that each partial reduction shall be in the amount of not less than One Hundred Thousand Dollars ($100,000.00). The Commitment, once reduced or terminated, may not be reinstated, unless Bank written approval.

          2.3.  Notice and Manner of Borrowing.  The Borrowers shall give the
                ------------------------------
Bank written or telefax notice (effective upon receipt) of any Revolving Credit Loans under this Agreement, by no later than 1:30 p.m. (Tulsa Time) on the date upon which the Loan is requested, specifying: (1) the amount of the Loan; and
(2) the duration of the Interest Period applicable thereto, if a LIBOR loan. The Bank will make the proceeds of the Loan available to the Borrowers on the day of the Loan request in immediately available funds by crediting the amount thereof to the Borrowers' account with the Bank.

          2.4.  Conversions and Renewals.  The Borrowers may elect from time to
                ------------------------
time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Bank notice by at least 1:30 p.m. (Tulsa Time) on the date of conversion or renewal, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that the LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. If the Borrowers shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan, then the interest rate shall automatically be converted into a Prime Loan on the last day of the Interest Period for such LIBOR Loan.

          2.5.  Interest.  The Borrowers shall pay interest to the Bank on the
                --------
outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:

                2.5.1.  Rates.
                        -----

                (1) For a Prime Loan at a rate equal to the Prime Rate, floating, per annum;

                (2) For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus one and eighty-five hundredths percent (1.85%) per annum.

          Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                2.5.2.  Interest Payments.  Interest on the Loans shall be paid
                        -----------------
     with immediately available funds at the Principal Office for the account of the applicable Lending Office as follows:

                (1) For each Prime Loan, on the last day of each month and at maturity for such Loan;

                (2) For each LIBOR Loan, on the last day of the Interest Period with respect thereto.

                2.5.3.  Past Due Interest Rates.  Any principal amount which is
                        -----------------------
     not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to:

                (1) For each Prime Loan at a rate equal to the Prime Rate plus six and one-half percent (6 1/2%) per annum;

                (2) For each LIBOR Loan at a rate equal to the LIBOR Interest Rate plus nine percent (9%) per annum from the time of default in payment of principal until the end of the then current Interest Period therefor, and thereafter at a rate equal to the Prime Rate plus six and one-half percent (6 1/2%) per annum; and

          2.6.  Note.  All Revolving Credit Loans made by the Bank under this
                ----
Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrowers in substantially the form of Schedule
                                                                     --------
"2.6" duly completed, in the principal amount of TWELVE MILLION ONE HUNDRED
----
FIFTY THOUSAND AND NO/100 DOLLARS ($12,150,000.00), dated the date of this Agreement, payable to the Bank for the account of the applicable Lending Office and maturing as to principal on the Termination Date

(the "Revolving Credit Note"). The Bank is hereby authorized by the Borrowers to endorse on the schedule attached to the Revolving Credit Note the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, confirm and evidence the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrowers under this Agreement or the Revolving Credit Note.

          2.7.  Method of Payment.  The Borrowers shall make each payment under
                -----------------
this Agreement and under the Note not later than 1:30 p.m. (Tulsa Time) on the date when due in lawful money of the United States to the Bank at its Principal Office for the account of the applicable Lending Office in immediately available funds. The Borrowers hereby authorize the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of the Borrowers with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

          2.8.  Use of Proceeds.  The proceeds of the Loans hereunder shall be
                ---------------
used by the Borrowers to consolidate debt, fund working capital and be available for standby and commercial letters of credit. The Borrowers will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

          2.9.  Illegality.  Notwithstanding any other provision in this
                ----------
Agreement, if the Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank (or its Lending Office) to (1) maintain its commitment, then upon three (3) days notice to the Borrowers by the Bank the commitment of the Bank shall terminate; or (2) maintain or fund its LIBOR Loans, then upon three (3) days written notice to the Borrowers by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

          2.10. Disaster.  Notwithstanding anything to the contrary herein, if
                --------
the Bank determines (which determination shall be conclusive) that:

                (1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

                (2) The relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate of interest for any such type of loan is to be determined do not accurately cover the cost to the bank of making or maintaining such type of Loans;

then the Bank shall forthwith give three (3) days written notice thereof to the Borrowers, whereupon (a) the obligation of the Bank to make LIBOR Loans shall be suspended until the Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist; and (b) the Borrowers shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

          2.11. Increased Cost.  The Borrowers shall pay to the Bank from time
                --------------
to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loan hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate; or (3) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify the Borrowers of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this

Section 2.11 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

          Determinations by the Bank for the purpose of this Section 2.11 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of the Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

          2.12. Risk-Based Capital.  In the event Bank determines that (1)
                ------------------
compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrowers shall pay to the Bank such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrowers hereunder. The Bank will notify the Borrowers of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

          Determinations by the Bank for purposes of this Section 2.12 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrowers hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

          2.13. Funding Loss Indemnification.  The Borrowers shall pay to the
                ----------------------------
Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of:

                (1) Any failure by the Borrowers to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.3 or 2.4, as the case may be.

     3.   SECURITY.  As security for any and all indebtedness, obligations or
          --------
liabilities of every kind and description of Borrowers to Bank, including, without limitation, all advances and Loans evidenced by the Note, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrowers to Bank in connection herewith, including any extensions, renewals or changes in form of the Note, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the "Obligations"), Borrowers grant to Bank the following liens and security interests and also agrees as follows:

          3.1. A first and prior security interest in all:

               (i)   Receivables;

               (ii) all inventory of goods, merchandise, supplies, and material;

               (iii) all general intangibles of the Borrowers, whether now owned or hereafter acquired, including, without limitation:

                     (a) all sales contracts, purchase orders and employee agreements;

                     (b) all processes, formulae, scientific and/or technical information, trade secrets, customer lists, plans, reports, samples, prototypes, know-how, all items in application, development or other pending status and all similar items which are used in connection with the Borrowers' conduct of their business; and

                     (c) all of Borrowers' rights, titles, interests, and benefits under all partnerships and joint venture agreements between either of the Borrowers and any other Person and under all leases of real and personal property (whether as lessor or lessee); provided, however, that the Bank hereby assumes no liabilities, obligations or responsibilities in connection therewith;

               (iv) all cash, money, certificates of deposit, time deposits and demand deposits of the Borrowers, at any time in the possession or control of the Bank;

               (v) all ledgers, journals, books, records, vouchers, shipping tickets, receipts, sales memoranda, contracts, partnership agreements, joint venture agreements, correspondence and other writings, data or papers evidencing or relating to the items or types of collateral described above in subsections (i) through

               (iv) inclusive; and

               (vi) All proceeds and products of the foregoing;

          whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement set forth on Schedule "3.1" attached hereto.
                   --------------

          3.2. Borrowers also agree to execute and deliver all financing statements or other instruments, documents or agreements required by Bank in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Bank and legal counsel.

     4.   CONDITIONS PRECEDENT.
          --------------------

          4.1. Conditions Precedent.  The obligation of the Bank to make the
               --------------------
initial Revolving Credit Loan to Borrowers is subject to the conditions precedent that the Bank shall have received on or before the day of such Revolving Credit Loan each of the following, in form and substance satisfactory to the Bank and its counsel;

               A.  Note.  The Revolving Credit Note duly executed by the
                   ----
     Borrowers.

               B.  Security Agreement.  A Security Agreement duly executed by
                   ------------------
     the Borrowers, together with the Financing Statements (Form UCC-1) in the form of Schedule "1.51", duly filed under the Uniform Commercial Code of
             ---------------
     all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement.

               C.  Evidence of all Corporate Action by Borrowers.  Certified (as
                   ---------------------------------------------
     of the date of this Agreement) copies of all corporate action taken by the Borrowers, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement.

               D.  Incumbency and Signature Certificate of Borrowers.  A
                   -------------------------------------------------
     certificate (dated as of the date of this Agreement) of the Secretary of the Borrowers certifying the names and true signatures of the officers of the Borrowers authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrowers under this Agreement.

               E.  Guaranty.  A Guaranty duly executed by the Guarantor, in the
                   --------
     form and content of Schedule "1.20", attached hereto.
                         ---------------

               F.  Evidence of all Corporate Action by the Guarantor.  Certified
                   -------------------------------------------------
     (as of the date of this Agreement) copies of all corporate action taken by the Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Guaranty.

               G.  Incumbency and Signature Certificate of the Guaranty.  A
                   ----------------------------------------------------
     certificate (dated as of the date of the date of this Agreement) of the Secretary of the Guaranty certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty; and

               H. Any other instruments, documents or agreements reasonably requested by Bank in connection herewith.

          4.2.  Conditions Precedent to All Revolving Credit Loans.  The
                --------------------------------------------------
obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall be subject to the further conditions precedent that on the date of such Loan:

               (1) The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrowers dated the date of such Revolving Credit Loan, stating that:

                    (a) The representations and warranties contained in Section 5 of this Agreement, in Section 2 of the Security Agreement, and in the Guaranty are correct on and as of the date of such Loan as though made on and as of such date; and

                    (b) No Initial Default or Matured Default has occurred and is continuing, or would result from such Loan; and

               (2) The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

     5.   REPRESENTATIONS AND WARRANTIES.  Each of the Borrowers represents and
          ------------------------------
warrants to the Bank that:

          5.1. Incorporation, Good Standing, and Due Qualification.  Borrowers
               ---------------------------------------------------
are corporations duly incorporated, validly existing, and in good standing under the laws of the State in which they are incorporated; have the corporate powers and authority to own their assets and to transact the business in which they are now engaged or proposed to be engaged; and are duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

          5.2. Corporate Power and Authority.  The execution, delivery, and
               -----------------------------
performance by Borrowers of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders which has not been given; (2) contravene Borrowers' charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrowers;
(4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrowers are a party or by which they or their properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrowers; or (6) cause Borrowers to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

          5.3. Legally Enforceable Agreement.  This Agreement is, and each of
               -----------------------------
the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other laws affecting creditors' rights generally.

          5.4. Financial Statements.  The balance sheets of Borrowers as of
               --------------------
December 31, 1995, the related statements of income and retained earnings of Borrowers for the twelve (12) months then ended, are complete and correct and fairly present the financial condition of Borrowers at such date and the results of the operations of Borrowers for the period covered by such statements, all in accordance with generally accepted accounting principals ("GAAP") consistently applied, and there has been no material adverse change in the condition (financial or otherwise), business or operations of Borrowers (other than the change in stock ownership and the obligations relating to such acquisition). There are no liabilities of Borrowers, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business. No information, exhibit, or report furnished by the Borrowers to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

          5.5. Labor Disputes and Acts of God.  Neither the business nor the
               ------------------------------
properties of either Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which materially adversely affected such business or the operation of either Borrower.

          5.6. Other Agreements.  Borrowers are not parties to any indenture,
               ----------------
loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrowers or the ability of Borrowers to carry out their obligations under the Loan Documents. Neither Borrower is in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

          5.7. Litigation.  There is no pending or threatened action or
               ----------
proceeding against or affecting either Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of either Borrower or the ability of Borrowers to perform their obligations under the Loan Documents. Any litigation which does exist is set forth in detail satisfactory to Bank on Schedule "5.7" hereto, but Borrowers represent to Bank
                        --------------
that such litigation does not violate this Section 5.7.

          5.8.   Ownership and Liens.  Borrowers have title to, or valid
                 -------------------
leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.4, and none of the properties and assets owned by Borrowers, and none of its leasehold interests, are subject to any lien, except the Permitted Liens.

          5.9.   ERISA.  Borrowers are in compliance in all material respects
                 -----
with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; Borrowers and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrowers nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

          5.10.  Operation of Business.  Borrowers possess all licenses,
                 ---------------------
permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrowers are not in violation of any valid rights of others with respect to any of the foregoing.

          5.11.  Taxes.  Borrowers have filed all tax returns (federal, state
                 -----
and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies shown thereon to be due, including interest and penalties.

          5.12.  Debt.  Schedule "5.12" is a complete and correct list of all
                 ----   ---------------
credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrowers are in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrowers, Borrowers shall promptly notify Bank in the event any such obligation becomes non-contingent.

          5.13.  Environment.  Borrowers have duly complied with, and their
                 -----------
business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Borrowers have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health or safety matters. Borrowers have not received notice of, nor to its best knowledge knows of or suspects, facts which might constitute any violations of any federal, state or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, leaseholds, or other facilities. To Borrowers' best knowledge, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises; and accordingly the premises of the Borrowers are free of all such toxic or hazardous substances or wastes. Except as disclosed in writing to Bank, there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal;
(5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting Borrowers or their business, operations, assets, equipment, property, leaseholds, or other facilities. Borrowers have no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup or disposal).

     6.   AFFIRMATIVE COVENANTS.  So long as any Note shall remain unpaid or the
          ---------------------
Bank shall have any Commitment under this Agreement, Borrowers will comply with the following:

          6.1.   Maintenance of Existence.  Preserve and maintain their
                 ------------------------
corporate existence and good standing in the states in which they do business, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

          6.2.   Maintenance of Records.  Keep adequate records and books of
                 ----------------------
account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

          6.3.   Maintenance of Properties.  Each of the Borrowers will at all
                 -------------------------
times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its respective businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

          6.4.   Lockbox.  Borrowers shall establish and maintain a lockbox in
                 -------
Bank pursuant to an agreement in form and substance satisfactory to Bank which shall provide, in part, that: (a) Borrowers shall deposit all checks and other instruments with respect to their notes, chattel paper or accounts receivable in the form received by them in the lockbox, (b) unless otherwise directed by Bank, Borrowers shall direct their debtors and customers to make all payments in respect to their accounts receivable directly to the lockbox at Bank, (c) Bank shall deposit all items received by it to accounts designated by the Bank for the Borrowers, provided no Matured Default shall have occurred and be continuing, and (d) if a Matured Default shall have occurred and be continuing, all such payments may be applied to the Indebtedness, at such times and in such order as Bank may elect.

          6.5.   Conduct of Business.  Continue to engage in an efficient and
                 -------------------
economical manner, a business of the same general type as conducted by Borrowers on the date of this Agreement.

          6.6.   Maintenance of Insurance.  Borrowers will keep or cause to be
                 ------------------------
kept adequately insured by financially sound and reputable insurers their plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Bank, any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Bank, and to provide for any other matters which the Bank may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. The Borrowers shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability (including, without limitation, coverage, where applicable, for damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, products liability and automobile liability.

          6.7.   Compliance with Laws.  Comply in all material respects with all
                 --------------------
applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon them or upon their property.

          6.8.   Right of Inspection.  At any reasonable time and from time to
                 -------------------
time, and following twenty-four (24) hours prior written notice, permit the Bank or any agent or representative thereof, to reasonably examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrowers, and to discuss the affairs, finances, and accounts of Borrowers with any of their officers and directors and Borrowers' independent accountants.
Upon any Initial Default, the Borrowers will surrender all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank.

          6.9.   Reporting Requirements.  Furnish to Bank:
                 ----------------------

                 6.9.1.  Financial Reports.
                         -----------------

                         (a)  Quarterly Financial Statements.  The Borrowers
                              ------------------------------
          shall maintain a standard system of accounting and shall furnish to the Bank as soon as practicable after the end of the first three quarters of each fiscal year, commencing with the quarter ended June 30, 1996, and in any event within forty-five (45) days after the end of each said quarter, consolidated financial statements for AAON (Nevada) which shall be certified on behalf of AAON (Nevada) by the President or the chief financial officer of AAON (Nevada) to have been prepared in accordance with GAAP consistently applied and to fairly present the financial condition of AAON (Nevada) for such period, and shall include at least a balance sheet as at the end of such period, and a statement of income, all in reasonable detail.

                         (b)  Annual Financial Statements.  As soon as
                              ---------------------------
          practicable after the end of each fiscal year of AAON (Nevada) and in any event within 120 days thereafter, the Borrowers shall furnish to the Bank the following financial statements prepared in accordance with GAAP, together with an unqualified opinion of independent certified public accountants of recognized standing selected by AAON (Nevada) and acceptable to Bank:

                              (i) A balance sheet of AAON (Nevada) at the end of such year prepared on a consolidated basis,

                              (ii) A statement of income of AAON (Nevada) for such year prepared on a consolidated basis, and

                              (iii) A statement of cash flows of AAON (Nevada) for such year prepared on a consolidated basis,

                 setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail. The report of the independent certified public accountants shall contain a certification that in the course of the audit necessary for the certification of such financial statements, they have obtained no knowledge of any Initial Default or Matured Default as defined herein, or, if any Initial Default or Matured Default existed or exists, specifying the nature and period of existence thereof; provided, however, that such accountants shall not be liable to the Bank by reason of their failure to obtain knowledge of any such Initial Default or Matured Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

                         (c)  Quarterly Certificates.  As soon as available and
                              ----------------------
          in any event within forty-five (45) days after the end of each of the first three calendar quarters of each year, concurrently with the furnishing of the applicable quarterly statements pursuant to subsection 6.9.1(a), there shall be furnished to Bank a certificate signed by the chief financial officer of Borrowers stating that: (a) the financial statements were prepared (subject to year end audit adjustments) in conformity with GAAP, consistently applied; (b) a review of the activities of Borrowers for the period covered by the financial statements has been made under his supervision with a view to determining whether Borrowers have kept, observed, performed and fulfilled all of their obligations under this Agreement, the other Loan Documents and every other document or instrument referred to herein; and (c) no Initial Default or an event which with the passage of time or notice, or both, could become an Initial Default has occurred, and is continuing, or a statement describing the nature, period of existence and status of any such event(s) if existing. Such certificates shall not be qualified or limited because of restricted or limited examination of any material portion of Borrowers' records by the party preparing such quarterly statements.

                         (d)  Annual Certificates.  Concurrently with the
                              -------------------
          furnishing of the financial statements pursuant to 6.9.1(b), there shall be furnished to Bank a separate certificate signed by the chief financial officers of Borrowers stating that: (a) the financial statements were prepared in conformity with GAAP on a basis consistently applied, and (b) no Initial Default or an event which with the passage of time or notice, or both, could become an Initial Default has occurred, and is continuing, or a statement describing the nature, period of existence and status of any such event(s) if existing. Such certificate shall not be qualified or limited because of restricted or limited examination of any material portion of Borrowers' records by the party preparing such annual statements.

                         (e)  Budgets and Projections.  Promptly upon completion
                              -----------------------
          thereof, the Borrowers shall deliver to the Bank a copy of each operating budget and projection of financial performance prepared for the Borrowers.

                         (f)  Periodic Reports.  Promptly upon their becoming
                              ----------------
          available, copies of all financial statements, reports, proxy statements sent by the Borrowers to their stockholders and all registration statements, periodic reports and other statements and schedules filed by the Borrowers with any securities exchange, the Securities and Exchange Commission or any similar state or federal governmental authority.

                 6.9.2.  Management Letters.  Promptly upon receipt thereof,
                         ------------------
          copies of any reports submitted to Borrowers by independent certified public accountants in connection with examination of the financial statements of Borrowers made by such accountants;

                 6.9.3.  Notice of Litigation.  Promptly after the commencement
                         --------------------
          thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrowers, which, if determined adversely to Borrowers, could have a material adverse effect on the financial condition, properties, or operations of Borrowers or result in monetary damages in excess of $100,000;

                 6.9.4.  Notice of Initial Defaults and Matured Defaults.  As
                         -----------------------------------------------
          soon as possible and in any event within five (5) days after the occurrence of each Initial Default or Matured Default, a written notice setting forth the details of such Initial Default or Matured Default and the action which is proposed to be taken by the Borrowers with respect thereto;

                 6.9.5.  ERISA Reports.  As soon as possible, and in any event
                         -------------
          within thirty (30) days after Borrowers know or have reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrowers or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrowers or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrowers or any Commonly Controlled Entity, the Borrowers will deliver to the Bank a certificate of the chief financial officer of the Borrowers setting forth all relevant details and the action which the Borrowers propose to take with respect thereto;

                 6.9.6.  Reports to Other Creditors.  Promptly after the
                         --------------------------
          furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6;

                 6.9.7.  Proxy Statements, etc.  Promptly after the sending or
                         ----------------------
          filing thereof, copies of all proxy statements, financial statements, and reports which Borrowers send to their stockholders, and copies of all regular, periodic, and special reports, and all registration statements which Borrowers file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

                 6.9.8.  General Information.  Such other information respecting
                         -------------------
          the condition or operations, financial or otherwise, of Borrowers as the Bank may from time to time reasonably request.

          6.10.  Environment.  Be and remain in material compliance with
                 -----------
the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Bank's request, and at Borrowers' expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

          6.11.  Operating Accounts.  Maintain its primary operating
                 ------------------
accounts at Bank.

     7.   NEGATIVE COVENANTS.  So long as any Note shall remain unpaid or the
          ------------------
Bank shall have any Commitment under this Agreement or any letter of credit issued in connection herewith, Borrowers will not:

          7.1. Negative Pledge.  Create, incur, permit or suffer to exist any
               ---------------
Liens upon any of its assets or properties, now owned or hereafter acquired, except for the Permitted Liens.

          7.2. Debt. Create, incur, assume, or suffer to exist any Debt,
               ----
except:
------

               (1)   Indebtedness arising out of this Agreement;

               (2) Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year;

               (3) Current liabilities for taxes and assessments incurred in the ordinary course of business;

               (4) Indebtedness in respect of current accounts payable, accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such
                                                  --------
     liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms;

               (5)   Debt described in Schedule "5.12" but no voluntary
                                       --------------
     prepayment, renewals, extensions, or refinancings thereof;

               (6) Unsecured non-Bank Debt in addition to the debt described in Schedule "5.12" not to exceed $100,000 for the Borrowers in the
        ---------------
     aggregate in any given fiscal year;

               (7) Accounts payable to trade creditors for goods or services which are not past due more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

               (8) Indebtedness of Borrower to BankOne, N.A. for the Longview, Texas facility, but no voluntary prepayment, renewals, extensions, or refinancings thereof.

          7.3. Mergers, etc.  Wind up, liquidate or dissolve themselves,
               -------------
reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now owned or hereafter acquired) to any Person.

          7.4. Sale and Leaseback.  Sell, transfer, or otherwise dispose of
               ------------------
any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

          7.5. Dividends.  Declare or pay any dividends; or purchase, redeem,
               ---------
retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, property, or obligations of the Borrowers; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock. Notwithstanding, Borrower may reacquire up to $2,000,000 of its outstanding Common Stock, subject to twenty (20) days' prior written notice to Bank.

          7.6. Sale of Assets.  Sell, lease, assign, transfer, or otherwise
               --------------
dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory disposed of or leased in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) treasury stock.

          7.7. Guaranties, etc.  Assume, guaranty, endorse, or otherwise be or
               ----------------
become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

          7.8. Transactions with Affiliates.  The Borrowers will not enter
               ----------------------------
into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service, with any Affiliate of either of the Borrowers, except transactions (including, without limitation, an agreement to employ Norman H. Asbjornson as

President of Borrowers and stock options provided to senior management) in the ordinary course of the business of Borrowers and upon fair and reasonable terms no less favorable than Borrowers would obtain in a transaction for the same purpose with a Person that is not an Affiliate of either of the Borrowers, and Borrowers shall not in any case pay to AAON (Nevada) in excess of $100,000 in any one fiscal year of Borrowers for goods furnished and services rendered by AAON (Nevada) to Borrowers.

     8.   FINANCIAL COVENANTS.  So long as any Note shall remain unpaid or the
          -------------------
Bank shall have any Commitment under this Agreement, Borrowers shall comply with the following on a consolidated basis:

          8.1  Tangible Net Worth.  The Borrowers covenant and agree to
               ------------------
maintain a Tangible Net Worth which, when consolidated with the Tangible Net Worth of AAON (Nevada), will exceed $12,000,000.

          8.2  Total Liabilities to Tangible Net Worth.  The Borrowers will not
               ---------------------------------------
at any time permit the ratio of their Total Liabilities to their Tangible Net Worth, when consolidated with the Total Liabilities of AAON (Nevada) and Tangible Net Worth of AAON (Nevada), during any period to be greater than 2 to 1.

          8.3  [INTENTIONALLY OMITTED]

          8.4  Working Capital.  The Borrowers will not at any time permit the
               ---------------
aggregate amount of their Working Capital, when consolidated with the Working Capital of AAON (Nevada), to be less than $10,000,000. "Working Capital" shall mean current assets less current liabilities (notwithstanding, current liabilities shall not include the outstanding balance of the BOk Revolving Credit).

          8.5  Capital Expenditures.  The Borrowers agree not to make any
               --------------------
capital expenditure during any fiscal year for the acquisition, construction, expansion or improvement of capital assets (whether owned or leased or otherwise) that aggregate in excess of $2,500,000, when combined with the capital expenditures of AAON (Nevada) for such period or commit for any such capital expenditure which, if made in the applicable period for delivery and payment and combined with payments of commitments by AAON (Nevada) for such period, would result in expenditures in excess of the limitations herein set forth.

     9.   EVENTS OF DEFAULT.
          -----------------

          9.1. Events of Default.  Each of the following shall constitute an
               -----------------
Event of Default hereunder:

               (1) Borrowers should fail to pay the principal of, or interest on, the Note, or any amount of a commitment or other fee within five (5) days as and when due and payable;

               (2) Any representation or warranty made or deemed made by Borrowers in this Agreement or the Security agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

               (3) Borrowers shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after either of the Borrowers shall know (or should have known) of its occurrence or ten (10) days following receipt of notice thereof from the Bank;

               (4) Either Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

               (5) Either Borrower or any Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more.

               (6) One or more judgments, decrees, or orders for the payment of money in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate shall be rendered against either Borrower, and such judgments, decrees, or order shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

               (7) The Collateral documents shall at any time after their execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral documents; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrowers, or Borrowers shall deny they have any further liability or obligation under the Collateral documents, or Borrowers shall fail to perform any of their obligations under the Collateral documents; or the Guaranty Agreement is declared null and void, or the validity or enforceability thereof shall be contested, or liability thereunder is denied;

               (8) Any of the following events shall occur or exist with respect to either of the Borrowers and any Commonly Controlled Entity under
     ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plans shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrowers to any tax, penalty, or other liability which in the aggregate may exceed Fifty Thousand and No/100 Dollars ($50,000.00); or

               (9) If the Bank receives its first notice of a material hazardous discharge or a material environmental complaint from a source other than Borrowers, and the Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from any Borrower within twenty-four (24) hours of the time the Bank first receives said notice from a source other than any Borrowers; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrowers by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrowers and/or their assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrowers can prove to the Bank's satisfaction that the Borrowers have commenced and are diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order, or other appropriate relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the

     Borrowers have posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim.

               (10) Norman H. Asbjornson shall own less than fifteen percent (15%) of the common stock of AAON (Nevada); or

               (11) AAON (Nevada) or any other guarantors of the Indebtedness revoke or renounce its guaranty; or

               (12) Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Guaranty.

     In any such event, the Bank may: (a) declare its obligation to make loans or issue letters of credit to be terminated, whereupon the same shall forthwith terminate; and/or (b) declare the outstanding Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrowers. Additionally, the Bank is hereby authorized at any time and from time to time, without further notice to Borrowers (any such notice being expressly waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or the Note or other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have, in this Agreement, any other loan document or at law or equity, including without limitation the right to accelerate the Note upon the occurrence of a Matured Default.

     10.  MISCELLANEOUS.
          -------------

          10.1.  Amendments, etc.   No amendment, modification, termination,
                 ----------------
or waiver of any provision of any Loan Document to which the Borrowers are a party, nor consent to any departure by either of the Borrowers from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          10.2.  Notices, etc.  All notices and other communications provided
                 -------------
for under this Agreement and under the other Loan Documents to which the Borrowers are a party shall be in writing (including telegraphic, telex, and facsimile transmission) and mailed or transmitted or delivered:

                 If to the Borrowers:

                 AAON, Inc.
                 Attention: Norman H. Asbjornson, President
                 2425 South Yukon
                 Tulsa, Oklahoma 74107

                 CP/AAON, Inc.
                 Attention: Norman H. Asbjornson, President
                 2425 South Yukon
                 Tulsa, Oklahoma 74107

                 If to Bank:

                 Bank of Oklahoma, National Association
                 Attention:  Denise L. Maltby, Vice President
                 P. O. Box 2300
                 Tulsa, Oklahoma  74192

or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 10.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Bank pursuant to the provisions of Section 2.4 shall not be effective until received by the Bank.

          10.3.  No Waiver.  No failure or delay on the part of the Bank in
                 ---------
exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

          10.4.  Successors and Assigns.  This Agreement shall be binding
                 ----------------------
upon and inure to the benefit of the Borrowers and the Bank and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights under any Loan Document to which the Borrowers are a party without the prior written consent of the Bank.

          10.5.  Costs, Expenses and Taxes.  The Borrowers agree to pay on
                 -------------------------
demand all costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. The Borrowers also agree to pay all such costs, expenses and fees, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrowers shall pay any and all stamp and other taxes (but not mortgage registration taxes where local law prohibits Borrowers from doing so) and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

          10.6.  Integration.  This Agreement and the Loan Documents contain
                 -----------
the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

          10.7.  Indemnity.  The Borrowers hereby agree to defend, indemnify,
                 ---------
and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrowers, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

          10.8.  Governing Law.  This Agreement and the Note shall be
                 -------------
governed by, and construed in accordance with, the laws of the State of Oklahoma.

          10.9.  Severability of Provisions.  Any provision of any Loan
                 --------------------------
Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          10.10. Headings.  Article and Section headings in the Loan
                 --------
Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

          10.11. Conflicts.  To the extent any conflict exists under any of
                 ---------
the Loan Documents, this Agreement shall be controlling.

     11.  Partial Collateral Release.  Bank and Borrowers acknowledge and agree
          --------------------------
to the release of the following previously secured collateral, subject to Borrowers pledge not to create, incur, permit or suffer to exist any liens or encumbrances upon the following so long as any Note shall remain unpaid or Bank shall have any outstanding Commitment under this Agreement:

          11.1. Mortgage on AAON, Inc. - Oklahoma property, by execution of a Release in form and content as set forth on Schedule "11.1"
                                                             ---------------
                 hereto;

          11.2. Deed of Trust on CP/AAON, Inc. - Texas property, by execution of a Release in form and content as set forth on Schedule
                                                                  --------
                 "11.2" hereto; and
                 ------

          11.3. Furniture, fixtures and equipment as described in Security Agreement and Assignment executed by Borrowers and Bank on June 8, 1992.

          11.4. Pledge of stock by AAON-Nevada of its interest in 50,000 shares of AAON and 25,000 shares of CP/AAON.

     12.  Participation.  The Borrowers recognize and acknowledge that the Bank
          -------------
may sell participating interests in the Note to one or more financial institutions (the "Participants"). If there is only one Participant, upon receipt of notice of the identity and address of such participant, the Borrowers shall thereafter supply such Participant with the same information and reports communicated to the Bank, whether written or oral. The Borrowers hereby acknowledge that each Participant shall be deem a holder of the Note to the extent of its participation, and the Borrowers hereby waive their right, if any, to offset amounts owing to the Borrowers from the Bank against any Participant's portion of the Note.

     13.  Conditions Precedent.  The following conditions precedent must be
          --------------------
satisfied on or before closing:

          13.1   Execution and delivery of this Agreement;

          13.2   Execution and delivery of the $12,150,000 Promissory Note;

          13.3   Execution and delivery of Security Agreement and UCC-1
                 (Oklahoma);

          13.4   Execution and delivery of Security Agreement and UCC-1 (Texas);

          13.5   Execution and delivery of Secretary's Certificate (AAON);

          13.6   Execution and delivery of Secretary's Certificate (CP/AAON);

          13.7   Execution and delivery of Secretary's Certificate (AAON-
                 Nevada);

          13.8 Execution and delivery of Release of Mortgage and Negative Pledge (Oklahoma);

          13.9 Execution and delivery of Release of Deed of Trust and Negative Pledge (Texas); and

          13.10 No Initial Default or Matured Default shall exist under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              "Borrowers"

                              AAON, INC.


                              By  /s/ Norman H. Asbjornson
                                  ---------------------------------------
                                  Norman H. Asbjornson, President

                              CP/AAON, INC.


                              By  /s/ Norman H. Asbjornson
                                  ---------------------------------------
                                  Norman H. Asbjornson, President

                              "Bank"

                              BANK OF OKLAHOMA,
                              NATIONAL ASSOCIATION


                              By  /s/ Denise L. Maltby
                                  ---------------------------------------
                                  Denise L. Maltby, Vice President